AUTOINFO, INC.

                                December 7, 1998


Charles A. Mills, III, Chairman
Anderson & Strudwick
Norfolk Southern Towers, Suite 100
Norfolk, Virginia 23514

      Re: Exchange Agreement With Respect to Subordinated Notes of
          CarLoanCo, Inc.

Dear Mr. Mills:

      Reference is made to the $4.9 million dollars principal amount of senior subordinated promissory notes of CarLoanCo, Inc. ("CarLoanCo") currently due May 1, 1999 and held by eight investors for whom you are acting as representative (the "Senior Subordinated Notes") and the $3.3 million dollars of junior subordinated notes of CarLoanCo due December 1, 2000 held by ten investors for whom you are acting as representative (the "Junior Subordinated Notes"). In furtherance of our discussions and the term sheet we exchanged on or about August 6, 1998, this letter sets forth the understanding we have reached with respect to the exchange of the outstanding notes for newly issued subordinated promissory notes of AutoInfo, Inc. (AutoInfo").

      We have agreed as follows:

      1. On the closing date, you shall use your best efforts to deliver, as representative of the holders of the Senior Subordinated Notes and Junior Subordinated Notes (collectively, the "Notes") each of such notes against delivery to you, on behalf of such holder, of a replacement note in the form of Exhibit A (Senior Subordinated Note) or Exhibit B (Junior Subordinated Note) (collectively, the "New Notes").

      2. In consideration for the exchange of the Notes, AutoInfo hereby agrees that upon the closing it shall elect three designees of Charles A. Mills, III to be members of a six
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member Board of Directors of AutoInfo for so long as fifty (50%) percent of the original principal amount of the New Notes remain outstanding, AutoInfo shall ensure that such designees continue to be included on management's slate of directors for all subsequent meetings of the shareholders of AutoInfo, and AutoInfo shall use its best efforts to cause the election of such designees. The closing of the exchange of the Notes will not be deemed to have been completed until all actions necessary to comply with the first sentence of this paragraph have taken place.

      3. Upon the closing, AutoInfo shall reimburse you, as representative of the Noteholders, for your reasonable legal expenses incurred in connection with the note exchange, which are presently estimated to be approximately $14,000 plus out-of-pocket expenses.

      The foregoing, together with the terms and provisions of the New Notes, sets forth the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, amended or superceded except by a writing signed by both parties.

                                        Sincerely,

                                        AUTOINFO, INC.


                                        By:
                                           -------------------------------------
                                           Scott Zecher, President

AGREED TO AND ACCEPTED:


-------------------------------
Charles A. Mills, III as
Representative of the Note Holders